SIMPLE LOAN AGREEMENT

This Simple Loan Agreement (this “Agreement”’) dated as of July 7, 2015 (the “Effective Date”) is made into effect by HELPFUL TECHNOLOGIES INC., a Florida Corporation with registered address at 700 W Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441 (“Borrower”) and HELPFUL ALLIANCE COMPANY INC., a Florida Corporation with registered address at 700 W Hillsboro Blvd., Suite 1-100, Deerfield Beach, FL 33441 (together with its successors and assigns, the “Lender”), collectively herein referred to as the “Parties”.

WHEREAS, the Borrower wishes to borrow from the Lender, and the Lender wishes to lend to the Borrower, an amount of Ten Thousand ($10,000) U.S. Dollars (the “Loan”)

WHEREAS, the Parties wish to set forth their understanding with respect to the Loan in this Agreement.

NOW THEREFORE, the Parties agree as follows:

1. Principal Loan Amount. The principal amount of the loan is Ten Thousand U.S. Dollars (the “Principal Amount”).

2. Delivery of the Funds by the Lender. The Lender will deliver the Loan to the Borrower by the Effective Date of this Agreement (the “Loan Date”).

3. Term. Maturity Date. The Principal Amount shall be due and payable to the Lender on or before December 31, 2015 (the “Maturity Date”).

4. Prepayment. The Borrower shall have the right to prepay the entire Principal Amount or any portion thereof prior to the Maturity Date (the “Prepayment”). There shall be no penalty for the Prepayment of the Loan.

5. Interest. The Lender provides the Loan to the Borrower at the interest rate of Five percent (5.0%) per year, which shall start on the Loan Date, accrue quarterly, and will be payable on the Maturity Date.

6. Collateral. Reserved.

7. Attorney’s Fees. If the Principle Amount is not paid in full when due, the Borrower hereby agrees to pay to the Lender, in addition to such amount owed to pursuant to this Agreement, all costs and expenses of collection, including a reasonable amount of attorney’s fees.

8. Course of Dealing. No course of dealing between the Borrower and the Lender shall operate as a waiver of any of the Lender’s rights for the Loan. No delay or omission on the part of the Lender, in exercising any right according to the Loan, shall operate as a waiver of such right. No amendment or waiver hereof shall be binding unless it is in writing and signed by the Lender.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Broward County of the State of Florida without regard to its conflicts of laws principles.

10. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. Signatures may be transmitted by facsimile.

11. Assignability and Modification. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by any Party. This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

Lender: Helpful Alliance Company	Borrower: Helpful Technologies

/s/ Maxim Temnikov	/s/ Sergey Gurin

/n/ Maxim Temnikov	/n/ Sergey Gurin

/t/ President	/t/ President